Exhibit 10.6.4

THIRD AMENDMENT TO
THE LANDSTAR SYSTEM, INC.
1994 DIRECTORS STOCK OPTION PLAN

WHEREAS, LANDSTAR SYSTEM, INC. (the “Company”) adopted the 1994 Directors Stock Option Plan (the “Plan”); and

WHEREAS, pursuant to Section 12(a) of the Plan, the Board of Directors retained the right to amend the Plan;

NOW, THEREFORE, the plan is amended as follows:

1. Section 6(f) of the Plan is deleted in its entirety and a new Section 6(f) added to read as follows:

(f) Procedure for Exercise.  The Board shall establish procedures governing the exercise of Options, which shall require that written notice of exercise be given and that the Option price be paid in full in cash or cash equivalents, including by personal check, at the time of exercise. Unless otherwise determined by the Board, an Eligible Director may make payment in Stock already owned by him or her, valued at its Fair Market Value on the date of exercise, as partial or full payment of the exercise price. Alternatively, unless otherwise determined by the Board, the Eligible Director may “Net Exercise” his or her Options. For purposes of this Plan, ‘‘Net Exercise” means the exercise of an Option or any portion thereof by the Company’s delivery of the greatest number of whole shares of Common Stock having a Fair Market Value on the date of exercise not in excess of the difference between the aggregate Fair Market Value of the shares of Common Stock subject to the Option (or the portion of such Option then being exercised) and the aggregate exercise price for all such shares of Common Stock under the Option (or the portion thereof then being exercised), with any fractional share that would result from such equation to be payable in cash. As soon as practicable after receipt of a written exercise notice and full payment of the exercise price (if applicable), the Company shall deliver to the Eligible Director a certificate or certificates representing the acquired shares of Common Stock.

2. This Third Amendment to the Plan shall be effective as of January 27, 2010.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed by its duly authorized officer on the 27th of January, 2010.

LANDSTAR SYSTEM, INC.

By:	/s/ Michael K. Kneller
Michael K. Kneller, Secretary